SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

PULITZER INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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      ☐ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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900 North Tucker Boulevard
St. Louis, Missouri 63101
(314) 340-8000

April 16, 2003

Dear Fellow Stockholder:

      You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Thursday, May 22, 2003, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.

      Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for (i) the election of the three persons nominated as Class B directors of the Company to three-year terms expiring in 2006, and the election of one person nominated as a Class C director of the Company to a one-year term expiring in 2004, (ii) the approval of the Pulitzer Inc. 2003 Incentive Plan, and (iii) the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2003 fiscal year.

      At the meeting, the Board of Directors will report on the Company’s affairs, and a discussion period will be provided for questions and comments.

      The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and return the enclosed proxy in the enclosed envelope or that you register your vote by telephone or on the Internet by following the instructions on your proxy card at your earliest convenience.

      Thank you for your cooperation.

Very truly yours,

MICHAEL E. PULITZER
Chairman of the Board

ROBERT C. WOODWORTH
President and Chief Executive Officer

PULITZER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

St. Louis, Missouri

April 16, 2003

      The Annual Meeting of Stockholders of Pulitzer Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on May 22, 2003, at 10:00 A.M., Central Daylight Time, for the following purposes:

1. To elect three Class B directors to three-year terms expiring in 2006, and to elect one Class C director to a one-year term expiring in 2004.

2. To consider and vote upon a proposal to approve the Pulitzer Inc. 2003 Incentive Plan.

3. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2003 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on April 2, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

      Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope or register their vote by telephone or on the Internet by following the instructions on the proxy card. No postage is required if the proxy card is mailed in the United States.

JAMES V. MALONEY
Secretary

PULITZER INC.
900 North Tucker Boulevard
St. Louis, Missouri 63101

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

      This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the “Common Stock”), and Class B common stock, $.01 par value per share (the “Class B Common Stock”), of Pulitzer Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 22, 2003, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

      Proxies for use at the meeting were first mailed to stockholders on or about April 16, 2003, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or facsimile by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

Revocability and Voting of Proxy

      A form of proxy for use at the meeting and a return envelope for the proxy are enclosed, or you may vote your shares by telephone or on the Internet by following the instructions on your proxy card (except under the limited circumstances in which telephonic or Internet voting is not available). Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, by voting in person at the meeting, by changing their vote on the Internet or by using the telephone voting procedures. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no selections are made, the proxies will be voted for the election of the three persons nominated as Class B directors and the person nominated as a Class C director, for the approval of the Pulitzer Inc. 2003 Incentive Plan (the “2003 Incentive Plan”) and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2003 fiscal year.

      A majority of the aggregate voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. The affirmative vote of a plurality of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is required for the election of directors. The affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is required for the approval of the 2003 Incentive Plan, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof.

      “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner and the matter is one as to which the broker or nominee is not permitted to exercise discretionary authority under applicable Delaware law and the applicable rules of The New York Stock Exchange, Inc. (the “NYSE”). Under the applicable NYSE rules, the proposal to approve the 2003 Incentive Plan is a “non-discretionary” item, which means that brokers or nominees who do not receive instructions from the beneficial owners of shares do not have discretion to vote the shares held by such beneficial owners on this matter.

      With respect to the election of directors, broker non-votes will result in the nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action. Broker non-votes with respect to the proposals to approve the 2003 Incentive Plan, to consider ratification of the appointment of Deloitte & Touche LLP and such other matters as may properly come before the meeting or any adjournment thereof will be treated as neither a vote for nor a vote against these proposals and will not be counted in determining the number of shares necessary for approval.

      A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold authority to vote for any one or more nominees. Instructions on the accompanying proxy card to withhold authority to vote for all or one or more nominees will not be voted with respect to the nominees indicated. Abstentions from the proposals to approve the 2003 Incentive Plan, to consider ratification of the appointment of Deloitte & Touche LLP and such other matters as may properly come before the meeting or any adjournment thereof will not be voted. However, abstentions will have the effect of a negative vote because abstentions represent shares present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve these proposals.

Record Date and Voting Rights

      Only stockholders of record at the close of business on April 2, 2003 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of April 2, 2003, the Company had outstanding 9,520,916 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 11,835,242 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. As of April 2, 2003, 11,304,280 shares of Class B Common Stock were held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the three persons nominated as Class B directors, for the election of the person nominated as a Class C director, for the approval of the 2003 Incentive Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2003 fiscal year. See “Principal Stockholders — Voting Trust.”

General

      The Company was capitalized on March 18, 1999, with approximately $550.0 million in cash and all the other assets of Pulitzer Publishing Company (“PPC”) (other than broadcasting assets) as a result of the Spin-off (as defined below) and is now operating the principal newspaper publishing and related new-media businesses formerly operated by PPC and certain other newspapers acquired since the Broadcast Transaction (as defined below). The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC. Prior to the Broadcast Transaction, PPC was engaged in newspaper publishing and television and radio broadcasting.

      Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the “Merger Agreement”), by and among PPC, the Company and Hearst-Argyle Television, Inc. (“Hearst-Argyle”) on March 18, 1999, Hearst-Argyle acquired, through the merger (the “Merger”) of PPC with and into Hearst-Argyle, PPC’s television and radio broadcasting operations (collectively, the “Broadcasting Business”) in exchange for the issuance to PPC’s stockholders of 37,096,774 shares of Hearst-Argyle’s Series A common stock. PPC’s Broadcasting Business consisted of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company and its wholly owned subsidiaries. Prior to the Merger, PPC’s newspaper publishing and related new media businesses were contributed to the Company in a tax-free “spin-off” to PPC stockholders (the “Spin-off”). The Merger and Spin-off are collectively referred to as the “Broadcast Transaction.”

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock and Class B Common Stock as of April 2, 2003, (i) by each director or director nominee of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock, (iii) by the executive officers named in the Summary Compensation Table (see “Executive Compensation”) and (iv) by all directors, director nominees and officers of the Company as a group.

			Class B
	Common Stock		Common Stock		Percent of Aggregate
					Voting Power of
Directors, Officers and	Number Of		Number Of		Common Stock and
5% Stockholders†	Shares	Percent	Shares	Percent	Class B Common Stock

Trustees of Pulitzer Inc. Voting Trust(1)	—	—	11,304,280	95.5%	87.7%
Emily Rauh Pulitzer(2)(3)	192,596	1.8%	6,284,843	53.1%	48.8%
Michael E. Pulitzer(2)(4)(5)	265,800	2.5%	1,651,746	14.0%	12.8%
David E. Moore(2)(6)	1,877	*	3,021,848	25.5%	23.4%
Richard W. Moore (7)	—	*	250,515	2.1%
Ken J. Elkins(8)	15,029	*	—	—	**
James M. Snowden, Jr.(8)	15,666	*	—	—	**
William Bush(9)	12,000	*	—	—	**
Susan T. Congalton(9)	7,000	*	—	—	**
Alice B. Hayes(9)	12,000	*	—	—	**
Robert C. Woodworth(2)(9)	318,134	3.0%	—	—	**
Ronald H. Ridgway(10)	101,411	*	—	—	**
Alan G. Silverglat(2)	18,263	*	—	—	**
Mark G. Contreras(9)	67,833	*	—	—	**
Terrance C.Z. Egger(11)	112,388	1.1%	—	—	**
Matthew G. Kraner(9)	40,834	*	—	—	**
Gabelli Asset Management, Inc.(12) One Corporate Center Rye, New York 10580-1434	3,156,152	30.0%	—	—	2.3%
Goldman Sachs Asset Management(13) 10 Hanover Square New York, New York 10005	569,687	5.4%
NewSouth Capital Management, Inc.(14) 1000 Ridgeway Loop Road Suite 233 Memphis, Tennessee 38120	704,450	6.7%	—	—	**
All directors and officers as a group (19 persons)(2)(15)	1,233,826	11.7%	10,958,437	92.6%	86.0%

†	Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

*	Represents less than 1% of the outstanding Common Stock.
**	Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.

(1)	The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, Missouri 63101.
(2)	Excludes shares that may be deemed to be beneficially owned solely as a trustee of the Pulitzer Inc. Voting Trust.
(3)	Represents 6,477,456 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

(4)	Includes 1,609,466 shares held in trusts and 42,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 500 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.
(5)	Includes 264,800 shares of Common Stock which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan (the “1999 Stock Option Plan”) which are exercisable within 60 days of the date hereof.
(6)	Includes 50,998 shares of Class B Common Stock and 182 shares of Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(7)	Includes 64,041 shares beneficially owned by the wife and children of Richard W. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(8)	Includes 12,000 shares which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(9)	Represents shares which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan which are exercisable within 60 days of the date hereof. With respect to Mr. Woodworth, does not include 25,080 shares covered by vested restricted stock units which are not distributable within 60 days of the date hereof.

(10)	Includes 95,070 shares which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(11)	Includes 98,634 shares which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan which are exercisable within 60 days of the date hereof and 5,949 shares of restricted stock granted under the Pulitzer Inc. 1999 Key Employees’ Restricted Stock Purchase Plan (the “1999 Restricted Stock Plan”), subject to a three-year vesting condition.
(12)	This figure is based on information set forth in Amendment No. 22 to the Schedule 13D, dated March 27, 2003, filed by Gabelli Asset Management, Inc. and certain entities affiliated with Gabelli Asset Management, Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 369,000 of such shares and (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 2,627,364 of such shares and the sole power to dispose, or direct the disposition of, 2,787,152 of such shares.
(13)	This figure is based on information set forth in Amendment No. 1 to the Schedule 13G, dated February 12, 2003, filed by Goldman Sachs & Co. with the Securities and Exchange Commission. The Schedule 13G states that (i) Goldman Sachs Asset Management has the sole power to vote, or direct the vote of, 187,507 of such shares, has the shared power to vote, or direct the vote of, 313,480 of such shares, has the sole power to dispose, or direct the disposition of, 256,207 of such shares, (ii) Goldman Sachs 2001 Exchange Place Fund, L.P. has the shared power to vote, or direct the vote of, and the shared power to dispose, or direct the disposition of, 313,480 of such shares, and (iii) Goldman Sachs Management Partners, L.P. has the shared power to vote, or direct the vote of, and the shared power to dispose, or direct the disposition of, 313,480 of such shares.
(14)	This figure is based on information set forth in Amendment No. 3 to the Schedule 13G, dated February 11, 2003, filed by NewSouth Capital Management, Inc. with the Securities and Exchange Commission. The Schedule 13G states that NewSouth Capital Management, Inc. has the sole power to vote, or direct the vote of, 601,850 of such shares, and has the sole power to dispose, or direct the disposition of, 704,450 such shares.
(15)	Includes 1,006,656 shares which may be acquired upon the exercise of options granted under the 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

Voting Trust

      As of April 2, 2003, stockholders of the Company holding 11,304,280 shares of Class B Common Stock, representing approximately 87.7% of the combined voting power of the Company’s outstanding Common Stock and Class B Common Stock, are parties to an agreement providing for the creation of a voting trust (the “Voting Trust”). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates (“Voting Trust Certificates”) evidencing their interest in the shares so deposited.

      The current trustees of the Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth (the “Trustees”). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on March 18, 2009.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

      The members of the Company’s Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Three Class B Directors and one Class C Director are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of William Bush, Michael E. Pulitzer and Ronald H. Ridgway to serve until the 2006 Annual Meeting of Stockholders, and Richard W. Moore to serve until the 2004 Annual Meeting of Stockholders, and until their successors shall have been duly elected and shall qualify. Each of Messrs. Bush, Pulitzer and Ridgway now serves as a Class B Director of the Company. Richard W. Moore has been nominated to fill the balance of the term of David E. Moore, who has submitted his resignation as a Class C Director effective as of the 2003 Annual Meeting of the Company’s stockholders. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

MANAGEMENT

      The following table sets forth certain information concerning the Company’s executive officers and directors.

		Date of		Term
		Employment by	Director	Expires
Name, Age and Class	Positions with the Company	Company(1)	Since(1)	In

Nominees for Election as
Class B Directors
William Bush; 56	Director	—	1999	2003
Michael E. Pulitzer; 73(2)	Director; Chairman of the Board	—	1998	2003
Ronald H. Ridgway; 64	Director	—	1998	2003
Nominee for Election as
Class C Director
Richard W. Moore; 53(3)	—	—	—	2004
Directors Continuing in Office:
Class A Directors
Emily Rauh Pulitzer; 69(2)	Director	—	1999	2005
James M. Snowden, Jr.; 59	Director	—	1999	2005
Robert C. Woodworth; 55	Director; President and Chief Executive Officer	1999	1999	2005
Class C Directors
Ken J. Elkins; 65	Director	—	1999	2004
Alice B. Hayes; 65	Director	—	1999	2004
Susan T. Congalton; 56	Director	—	2001	2004
Current Class C Director
David E. Moore; 79(2)(3)	Director	—	1999	2004
Other Executive Officers
Mark G. Contreras; 41	Vice President	1999	—	—
Terrance C.Z. Egger; 45	Senior Vice President	1999	—	—
Matthew G. Kraner; 39	Vice President	1999	—	—
James V. Maloney; 53	Secretary	1999	—	—
Alan G. Silverglat; 56	Senior Vice President — Finance	2001	—	—
Jon H. Holt; 39	Treasurer and Assistant Secretary	1999	—	—
Jan Pallares; 40	Corporate Controller	2002	—	—

(1)	Any service as a director of or employment by PPC is discussed individually in the biographies that follow this table.

(2)	Michael E. Pulitzer and David E. Moore are cousins, and Michael E. Pulitzer is the brother-in-law of Emily Rauh Pulitzer.

(3)	Richard W. Moore is the son of David E. Moore. David E. Moore has submitted his resignation as a Class C Director effective as of the 2003 Annual Meeting of the Company’s stockholders. Richard W. Moore has been nominated to fill the balance of David E. Moore’s term as a Class C Director. It is contemplated that David E. Moore will be appointed as a director emeritus upon the effectiveness of his resignation as a Class C Director.

     WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained and compensated, and intends to retain and compensate in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Bush served as a director of PPC from 1997 until 1999.

      MICHAEL E. PULITZER has been Chairman of the Board of the Company since May 1998, serving as Executive Chairman of the Company from June 1, 1999 until May 31, 2001, and thereafter as non-executive Chairman of the Company. He served as the Company’s President and Chief Executive Officer from May 1998 through December 1998. Mr. Pulitzer was elected Chairman of the Board of PPC in June 1993 and served as its President and Chief Executive Officer from April 1986 through mid March 1999. Mr. Pulitzer served as Vice Chairman of the Board of PPC from April 1984 through March 1986 and as its President and Chief Operating Officer from April 1979 through March 1984. Mr. Pulitzer has entered into an employment and consulting agreement with the Company, which includes an agreement by the Company to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors. Mr. Pulitzer served as a director of PPC from 1964 until 1999. Mr. Pulitzer is a director of Hearst-Argyle.

      RONALD H. RIDGWAY served as the Company’s Senior Vice President — Finance from May 1998 through August 2001, retiring on October 1, 2001, and served as PPC’s Senior Vice President — Finance from March 1986 through mid March 1999. Prior to that, Mr. Ridgway served as PPC’s Vice President — Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986 and as Secretary and Assistant Treasurer from January 1978 through March 1979. Mr. Ridgway served as a director of PPC from 1979 until 1999.

      RICHARD W. MOORE has been a member of the law firm of Meaders, Duckworth & Moore in New York City since 1990. Mr. Moore’s legal experience began in 1975 when he joined the law firm of Reid & Priest (now Thelen, Reid & Priest LLP).

      EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves as President of the Pulitzer Foundation for the Arts and also serves on boards and committees of certain other St. Louis and national charitable, civic and arts organizations. Mrs. Pulitzer has entered into a consulting agreement with the Company pursuant to which the Company has agreed to use its best efforts to cause Mrs. Pulitzer to be a member of its Board of Directors. Mrs. Pulitzer served as director of PPC from 1993 until 1999.

      JAMES M. SNOWDEN, Jr. has been an Executive Vice President of Huntleigh Securities Corporation (“Huntleigh”) since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained and compensated, and intends to retain and compensate in the future, Huntleigh as a financial advisor in connection with such financial matters as it deems appropriate. Mr. Snowden served as a director of PPC from 1986 until 1999.

      ROBERT C. WOODWORTH has served as the Company’s President and Chief Executive Officer since January 1999. Mr. Woodworth was a Vice President — Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ ABC, most recently as Publisher of The Kansas City Star and Senior Vice President — Metro Newspapers. Mr. Woodworth, who joined Capital Cities in 1973, previously served in various capacities at a number of Capital Cities properties, including Executive Vice President and General Manager of The Fort-Worth Star Telegram and Vice President — Operations of The Belleville News-Democrat.

      KEN J. ELKINS served as PPC’s Senior Vice President — Broadcasting Operations from April 1986 through mid March 1999 and prior thereto, from April 1984 through March 1986, served as PPC’s Vice President — Broadcast Operations. Mr. Elkins is a director of Hearst-Argyle. Mr. Elkins served as a director of PPC from 1983 until 1999.

      ALICE B. HAYES has been President of the University of San Diego since July 1995. Dr. Hayes has announced her intention to retire as President of the University of San Diego on June 30, 2003. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago. Dr. Hayes served as a director of PPC from 1993 until 1999 Dr. Hayes is a director of Jack in the Box Inc. and ConAgra Foods.

      DAVID E. MOORE, lifelong journalist, founded Harrison Independent (Westchester County, NY), Connecticut Business Journal in association with Westchester Business Journal, and International Business magazine. Mr. Moore has entered into a consulting agreement with the Company, pursuant to which the Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors. Mr. Moore served as a director of PPC from 1984 until 1999.

      SUSAN T. CONGALTON has served as Chairman of the Board (principal executive officer) and a director of California Amforge Corporation since October 2002, and has been Managing Director of Lupine L.L.C. (formerly Lupine Partners) since 1989. She served from 1987 until 1989 as Senior Vice President, Finance and Law of Carson Pirie Scott & Company and as its Vice President, General Counsel and Secretary from 1985 until 1987.

      MARK G. CONTRERAS has served as a Vice President of the Company and Senior Vice President of Pulitzer Newspapers, Inc., a wholly-owned subsidiary, since March 1999. Prior to joining the Company, Mr. Contreras worked for Knight Ridder, Inc. as publisher and president of The Times Leader in Wilkes-Barre, Pennsylvania.

      TERRANCE C.Z. EGGER has served as a Senior Vice President of the Company since July 2002. Mr. Egger served as a Vice President of the Company from February 1999 until July 2002, and served as a Vice President of PPC from March 1996 until March 1999. Mr. Egger has served as Publisher of the St. Louis Post-Dispatch (the “Post-Dispatch”) since July 1999, and served as General Manager of the Post-Dispatch from March 1996 until November 1999. Prior to joining PPC, Mr. Egger served as Vice President and Advertising Director for TNI Partners, a partnership in which the Company has an indirect 50% interest.

      MATTHEW G. KRANER has served as a Vice President of the Company and as General Manager of the Post-Dispatch since November 8, 1999. Prior to joining the Company, Mr. Kraner worked for Knight Ridder, Inc. as Vice President of Advertising at The Kansas City Star.

      JAMES V. MALONEY has served as Secretary of the Company since May 1998 and served as PPC’s Secretary from January 1984 through mid March 1999. Mr. Maloney was appointed Director of Shareholder Relations for the Company in May 1999 and served as Director of Shareholder Relations for PPC from June 1987 through mid March 1999.

      ALAN G. SILVERGLAT has served as the Company’s Senior Vice President — Finance since September 2001. Mr. Silverglat was Corporate Vice President/ Treasurer at Knight Ridder, Inc. from June 1995 to August 2001. From 1980 through 1995, he served as Senior Vice President/ Finance and Administration and Chief Financial Officer for Knight Ridder’s Business Information Division, based in Kansas City, Missouri. Prior to joining Knight Ridder, Mr. Silverglat was with Ernst & Young. Mr. Silverglat is a Certified Public Accountant.

      JON H. HOLT has served as Treasurer of the Company since March 1999 and served as Controller of the Company from March 1999 until January 2002, and served as Assistant Treasurer and Controller of PPC from September 1993 until March 1999. Prior to joining PPC, Mr. Holt was with Deloitte & Touche LLP, where he served as Audit Manager from September 1991 until September 1993, Audit Senior from September 1988 until September 1991 and Staff Accountant from September 1986 until September 1988.

      JAN PALLARES has served as Corporate Controller of the Company since January 2002. Prior to joining the Company, Mr. Pallares worked for Knight Ridder, Inc. from 1987 to 2002 where he held a number of financial management positions at various newspapers, most recently as Vice President/ Finance and New Business Development at the (Myrtle Beach, SC) Sun News. Mr. Pallares is a Certified Public Accountant.

      During 2002, the Board of Directors of the Company held seven meetings. Each director attended more than seventy-five percent (75%) of the aggregate number of meetings of the Board and all Committees thereof on which he or she served, which were held during the period he or she served on the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 2002 fiscal year, the officers, directors and holders of more than 10% of the Company’s Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements, with the exception of Ronald H. Ridgway, whose report on Form 4 for the month of May 2002 inadvertently omitted a cashless exercise of an option for, and the sale of, 25,000 shares of the Company’s common stock, which transaction was later reported on a Form 4 filed in November 2002.

Committees of the Board of Directors

      The Board of Directors of the Company has an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee, a Governance Committee, a Nominating Committee and a Planning Committee.

      The Company’s Audit Committee consists of three directors, (i) all of whom (A) have no relationship to the Company that is deemed to interfere with the exercise of their independence from management and the Company, (B) are financially literate or are expected to become financially literate within a reasonable period of time following appointment to the Audit Committee and (C) are designated by a resolution adopted by a majority of the whole Board of Directors, and (ii) at least one of whom shall have accounting or related financial management expertise. The Audit Committee, which met ten times during 2002, assists the Board of Directors by monitoring and reviewing the Company’s financial reporting process, systems of internal controls and audit process and has such authority and responsibilities as may be set forth, from time to time, in the Company’s Audit Committee Charter, which was adopted in May 1999 by the Board of Directors. Susan T. Congalton, Alice B. Hayes and James M. Snowden, Jr. currently serve as members of this Committee.

      The Company’s Compensation Committee consists of the directors who hold the positions of Chairman of the Board and President and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fifth person who, if such person is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee (including a subcommittee thereof), which met eight times and acted two times by unanimous written consent during 2002, renders advice with respect to compensation matters, administers, among other things, the Annual Incentive Compensation Plan, the Executive Transition Plan, the 1999 Stock Option Plan, the 1999 Restricted Stock Plan, the 1999 Employee Stock Purchase Plan and the 2000 Stock Purchase Plan. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David E. Moore, William Bush and James M. Snowden, Jr.

      The Company’s Executive Committee consists of the two directors who hold the positions, respectively, of Chairman of the Board and President and one or more other directors who are designated by resolution adopted by a majority of the Board of Directors. The Executive Committee, which met one time and acted two times by unanimous written consent during 2002, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David E. Moore and Ronald H. Ridgway.

      The Company’s Finance Committee consists of two or more directors who are designated by resolution adopted by a majority of the Board of Directors and, in the discretion of the Board of Directors, up to two additional persons who are not directors, who are designated by resolution adopted by a majority of the Board of Directors and who shall be advisory members. This Committee, which did not meet during 2002, may exercise, in general, the authority of the Board with respect to (i) approval or disapproval of contracts obligating the Company for more than $100,000 but not more than $750,000, (ii) designation of depositories for monies and other valuable effects of the Company and (iii) designation of signatories on all checks, demands for money or other similar accounts of the Company. Ronald H. Ridgway and Robert C. Woodworth currently serve as members of this Committee. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

      The Company’s Governance Committee consists of five or more directors who are designated by resolution adopted by a majority of the whole Board of Directors. This Committee, which met one time during 2002, was established for the purpose of developing and recommending to the Board a set of corporate governance principles applicable to the Company and otherwise taking a leadership role in the corporate governance of the Company. Michael E. Pulitzer, William Bush, Susan T. Congalton, James M. Snowden, Jr. and Robert C. Woodworth currently serve as members of this Committee.

      The Company’s Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. This Committee, which met one time during 2002, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee.

      In accordance with the Company’s Restated Certificate of Incorporation, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholders’ intent to make such nomination or nominations is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residence addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

      The Company’s Planning Committee consists of the two directors who hold the positions, respectively, of Chairman of the Board and President and, in the discretion of the Board of Directors, up to ten additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if such person is not a director, shall be an advisory member. The Committee, which met three times during 2002, may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are William Bush, Susan T. Congalton, Ken J. Elkins, Alice B. Hayes, David E. Moore, Emily Rauh Pulitzer, Ronald H. Ridgway and James M. Snowden, Jr. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

Compensation of Directors

      Compensation for non-employee directors of the Company is set at $10,000 per year. In addition, each non-employee director receives $1,000 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,500 travel allowance if he or she attends in person, and a per diem payment of $300 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

      Pursuant to the 1999 Stock Option Plan, options to purchase 3,000 shares of Common Stock are automatically granted to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the day following each Annual Meeting of Stockholders. The non-employee directors who will receive these options after the 2003 Annual Meeting of Stockholders are Ms. Congalton, Dr. Hayes, Messrs. Elkins and Snowden and, if re-elected, Messrs. Bush and Ridgway. If the proposed 2003 Incentive Plan is approved, non-employee directors will be eligible to receive equity-based and other incentive awards at the discretion of the Board of Directors and, unless otherwise determined by the Board of Directors, no future automatic option grants will be made to non-employee directors after 2003.

      Michael E. Pulitzer, Chairman of the Board of Directors, is party to an employment and consulting agreement dated June 1, 1999, pursuant to which Mr. Pulitzer served as Executive Chairman of the Company until his retirement on May 31, 2001, and under which Mr. Pulitzer now serves as non-executive Chairman and senior advisor to the Company through May 31, 2006. Mr. Pulitzer is entitled to an annual consulting/advisory fee of $700,000 for his services as senior advisor to the Company. Mr. Pulitzer’s formula benefit under the Company’s Supplemental Executive Benefit Pension Plan was increased to 55% of pay (from 50%) following the termination of his employment as Executive Chairman. If Mr. Pulitzer dies before May 31, 2006, his surviving spouse (if any) will be entitled to monthly payments equal to 50% of the advisory fee he would have received if he had lived.

      David E. Moore, a director and a member of the Company’s Compensation Committee, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mr. Moore provides, at the request of the Chairman of the Board of Directors, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid at an annual rate of $171,000 in 2002, and Mr. Moore will be paid $176,985 in 2003. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year. Mr. Moore has submitted his resignation as a director effective as of the 2003 Annual Meeting of the Company’s stockholders, however it is contemplated that Mr. Moore will be appointed as a director emeritus upon the effectiveness of his resignation as a director.

      Emily Rauh Pulitzer, a director, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mrs. Pulitzer provides, at the request of the Chairman of the Board of Directors, advice regarding the business operations of the Company and its subsidiaries, and general advice regarding long-term strategic planning. For her services under the agreement, Mrs. Pulitzer was paid at an annual rate of $171,000 for the year 2002, and Mrs. Pulitzer will be paid at an annual rate of $176,985 in 2003. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In general, the objectives of the Company’s executive compensation policy are to attract and retain key executives, promote improved corporate performance and enhance stockholder value. The following guidelines are used in carrying out the Company’s policy:

a)	Base salaries should be maintained at competitive levels.

b)	Executives should have a meaningful portion of their annual compensation at risk, tied to the performance of the Company.

c)	Executives should have long-term incentives which align their interests with those of the stockholders.

d)	Executive compensation should be subject to periodic review by the Compensation Committee.

      The Company’s Compensation Committee is comprised of five directors. Robert C. Woodworth is the only member who is an employee of the Company. Although a member of the Company’s Compensation Committee, Mr. Woodworth does not participate in decisions relating to his own compensation. The Committee has utilized, and intends from time to time in the future to utilize, the services of independent compensation consultants. In 2002, the Committee engaged Watson Wyatt to advise it regarding the Company’s total compensation arrangements for its key executives.

Executive Compensation Program

      The Company’s regular executive compensation program is comprised of three key components:

      Base Salary — Base salaries for the executive officers, including the executives named in the Summary Compensation Table (the “Named Executives”), are reviewed annually by the Compensation Committee. In reviewing an executive’s salary (as well as other elements of an executive’s compensation), the Committee considers information regarding other companies’ pay practices and numerous other factors, including (i) each executive’s individual performance, level of experience, ability and knowledge of the job, (ii) overall corporate performance and, as appropriate, performance of subsidiaries of the Company and (iii) other relevant facts and circumstances.

      Annual Incentive Compensation — In general, up to 50% of the Named Executives’ annual cash compensation is at risk in the form of performance-based incentive compensation, which is based on the actual level of operating income (operating revenue less operating expenses) compared to an operating income goal established by the Committee at the beginning of the year. The Committee believes that the Company’s operating income performance will be reflected in stockholder values over the long term. Operating income goals established for the Company’s business units and the consolidated Company are used as performance measurements depending upon the area(s) of responsibility of each executive officer. Actual operating income for 2002 as a percentage of the goals established for the various performance measurements ranged from 106% to 132%. As a result, for 2002, the Compensation Committee awarded the Named Executives as a group incentive bonuses of approximately 78% of their combined stated base salaries (representing approximately 39% of their total cash pay for the year).

      Long-Term Incentive Compensation — To date, long-term incentive compensation for the Company has been comprised primarily of stock option, restricted stock or stock unit grants, providing executives an opportunity to increase their ownership of Company stock, and thereby aligning the executives’ interests more closely with those of the Company’s stockholders. The Compensation Committee is responsible for administering the Company’s 1999 Stock Option Plan and 1999 Restricted Stock Plan. Grant levels are based on individual performance, competitive considerations, and other factors deemed relevant by the Committee, without emphasizing any particular factor. No particular emphasis is placed on specific corporate performance goals in determining grant levels.

      On December 11, 2002, the Compensation Committee granted to each of Messrs. Silverglat, Egger, Contreras and Kraner options to purchase 20,000, 21,667, 16,667 and 14,667 shares of Common Stock, respectively. Each option vests ratably over the three-year period commencing December 11, 2002. On February 21, 2003, the Compensation Committee granted each of Messrs. Silverglat, Egger, Contreras and Kraner additional options relating to fiscal 2002, covering 10,000, 10,833, 8,333 and 7,333 shares, respectively. The additional option granted to Mr. Silverglat will vest in full on December 31, 2008, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2005. The additional options granted to Messrs. Egger, Contreras and Kraner vest ratably over the three year period commencing January 1, 2003. All of the stock options have an exercise price equal to the value of the Common Stock on the grant date. For a description of option and restricted stock unit awards granted to Mr. Woodworth relating to fiscal 2002, see “Compensation of the Chief Executive Officer” below.

Deduction of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of executive compensation paid by public companies. In general, under the applicable limitations, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000. Non-deductibility would result in additional tax cost to the Company. In making compensation decisions, the Compensation Committee gives consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Deferred compensation is not taken into account in applying the deduction limitations. Accordingly, to lessen the likelihood that a portion of a senior executive’s compensation for any year would not be deductible, the Compensation Committee may require that payment be deferred. Executives are also permitted to make voluntary deferrals of their salary and bonus.

Deferred compensation will generally be paid or begin being paid following termination of employment with the Company. Stock option and other non-deferred compensation paid by the Company is taken into account in applying the section 162(m) deduction limitation.

Compensation of the Chief Executive Officer

      On December 18, 1998, the Company entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth serves as President and Chief Executive Officer of the Company. The initial term of Mr. Woodworth’s agreement was three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. For 2002, Mr. Woodworth received base salary of $700,400 and earned an incentive bonus of $770,440. Payment of the bonus was deferred under the Company’s Deferred Compensation Plan. If Mr. Woodworth terminates his employment for “good reason” or the Company terminates his employment without “cause,” then Mr. Woodworth will be entitled to severance of up to three years’ salary and bonus plus accelerated vesting of his option and restricted stock unit awards. In January 2002, the Company entered into a split dollar life insurance arrangement pursuant to which the Company agreed to make premium payments under a $5 million life insurance policy on the joint lives of Mr. Woodworth and his wife. The Company’s interest in the policy at any time is equal to the greater of the premiums paid by the Company or the cash surrender value of the policy. The Company is delaying payment of the 2003 premium pending clarification of certain technical issues raised by the recent Sarbanes-Oxley legislation.

      On December 11, 2002, the Compensation Committee granted Mr. Woodworth a stock option for 62,333 shares of Common Stock and restricted stock units covering 20,533 shares of Common Stock. The option vests ratably over the three-year period commencing on the grant date, and the restricted stock units vest in full at the end of that three-year period. On February 21, 2003, the Compensation Committee granted Mr. Woodworth an additional option and additional restricted stock units relating to fiscal 2002, covering 31,667 shares and 10,267 shares, respectively. The additional option and restricted stock units will vest in full on December 31, 2008, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2005. All of the options have an exercise price equal to the fair market value of the Common Stock on their respective grant dates.

Compensation Committee
of the Board of Directors:

MICHAEL E. PULITZER, Chairman
WILLIAM BUSH
DAVID E. MOORE
JAMES M. SNOWDEN, JR.
ROBERT C. WOODWORTH

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Michael E. Pulitzer, a member of the Company’s Compensation Committee, serves as a senior advisor to and Chairman of the Board of the Company. He previously served as the Company’s Executive Chairman and prior thereto as its President and Chief Executive Officer. See “Management — Compensation of Directors.”

      William Bush, a member of the Company’s Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company intends to retain and compensate Fulbright & Jaworski L.L.P. in the future as attorneys in connection with such legal matters as it deems appropriate.

      James M. Snowden, Jr., a member of the Company’s Compensation Committee, is an Executive Vice President of Huntleigh. Huntleigh has a retainer relationship with the Company with respect to general financial advisory services. The Company intends to retain and compensate Huntleigh in the future as a financial advisor in connection with such financial matters as it deems appropriate.

      Robert C. Woodworth, a member of the Company’s Compensation Committee, serves as the Company’s President and Chief Executive Officer. See “Management.”

Certain Relationships and Related Transactions

      Pursuant to the terms of the late Joseph Pulitzer Jr.’s employment agreement, the Company has assumed the obligation to pay Emily Rauh Pulitzer, a director of the Company, as the beneficiary of Joseph Pulitzer Jr.’s deferred compensation balance, a monthly annuity of $15,000 (including interest). The annuity payments to Mrs. Pulitzer are expected to terminate in May of 2003.

      Ken J. Elkins and Ronald H. Ridgway, each a director of the Company, receive annual pension payments of approximately $210,000 and $181,000, respectively, as well as retiree and other insurance benefits in connection with their prior service as employees of PPC (in the case of Messrs. Elkins and Ridgway) and the Company (in the case of Mr. Ridgway). Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway are covered by cash value life insurance policies under which the Company is required to make a series of annual premium payments pursuant to split dollar life insurance agreements made in connection with their prior employment. The split dollar agreements provide that, at any time, the Company’s interest in each policy is equal to the greater of the premiums paid by the Company or the cash surrender value of the policy, and the Company’s interest in each policy is secured by a collateral assignment of the policy. The Company paid $285,000 in premiums for 2002 and delayed paying an additional $375,000, pending clarification of certain technical issues raised by the 2002 Sarbanes-Oxley legislation.

      In connection with the Company’s recruitment of Alan G. Silverglat as Senior Vice President – Finance, the Company agreed to bear the costs associated with Mr. Silverglat’s relocation to St. Louis from his home in California, including loss, if any, arising from the sale of his California home for a price below the home’s independently appraised fair market value. The Company retained an outside relocation company to facilitate the sale of Mr. Silverglat’s California home and paid $481,727 to the relocation company for its services.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table shows the compensation paid (inclusive of deferred amounts that would have been paid) to the five most highly compensated executive officers (the “Named Executives”) of the Company for fiscal years ended 2002, 2001 and 2000:

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

		Annual Compensation				Awards				Payouts

					Other Annual	Restricted				Ltip	All Other
Name and					Compensation	Stock Awards		Options		Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)		(2)($)	($)		(#)		($)	(6)(7)($)

Robert C. Woodworth	2002	$699,930	$774,873		54,656	$880,044	(3)	62,333	(5)	0	$5,401
President and Chief	2001	678,847	272,636		34,054	1,350,160	(3)	85,000		0	5,850
Executive Officer	2000	619,135	570,982		16,051	1,105,000	(3)	75,000		0	5,850
Alan G. Silverglat	2002	393,404	201,578		0	0		20,000	(5)	0	109,488
Senior Vice President-Finance	2001	112,308	150,201	(1)	0	0		52,500		0	52,342
	2000	0	0		0	0		0		0	0
Terrance C.Z. Egger	2002	371,760	256,337		8,435	250,036	(4)	21,667	(5)	0	4,600
Senior Vice President	2001	337,019	113,644		9,932	0		32,500		0	5,850
	2000	312,019	187,233		9,351	0		30,000		0	5,850
Mark G. Contreras	2002	259,901	141,065		0	0		16,667	(5)	0	4,599
Vice President	2001	252,260	75,957		0	0		22,500		0	5,548
	2000	237,289	99,090		0	0		20,000		0	5,343
Matthew G. Kraner	2002	254,519	170,746		0	0		14,667	(5)	0	4,600
Vice President	2001	239,923	68,812		0	0		20,000		0	5,379
	2000	220,229	25,367		0	0		17,500		0	26,986

(1)	Includes the payment to Mr. Silverglat of a $100,000 signing bonus upon his employment with the Company.
(2)	Reflects (i) amounts paid to Mr. Woodworth as dividend equivalents with respect to his restricted stock unit awards; (ii) $6,340, $5,838 and $5,498 in benefits in 2002, 2001 and 2000, respectively, related to participation in the 2000 Stock Purchase Plan for Mr. Egger; and (iii) $2,095, $4,094 and $3,853 paid to Mr. Egger in 2002, 2001 and 2000, respectively, as dividend equivalents with respect to his restricted stock unit awards.
(3)	Reflects the grant of 20,533 restricted stock units valued at an average market price of $42.86 per share on December 11, 2002, 28,000 restricted stock units valued at an average market price of $48.22 per unit on December 6, 2001, and 25,000 restricted stock units valued at an average market price of $44.20 per unit on December 11, 2000. The awards will fully vest, if at all, on December 11, 2005, December 6, 2004, and December 11, 2003, respectively, subject to acceleration under certain conditions. The Company will pay Mr. Woodworth dividend equivalents related to his restricted stock units according to the terms of the Company’s normal dividend declarations. As of December 30, 2002, these units had an aggregate value of approximately $3,286,925 based on the closing market price of the Common Stock of $44.70 per share on December 27, 2002. On February 21, 2003, the Company granted Mr. Woodworth additional restricted stock units relating to fiscal 2002, covering 10,267 shares. The additional restricted stock units will vest in full on December 31, 2008, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2005.
(4)	Reflects the grant of 5,949 shares of restricted stock valued at a closing market price of $42.03 per share on July 24, 2002, the date of the award. The award will fully vest, if at all, on July 24, 2005. The Company will pay Mr. Egger dividends on his restricted shares according to the terms of the Company’s normal dividend declarations. As of December 30, 2002, these shares represent the only restricted stock holdings of Mr. Egger and had an aggregate value of approximately $265,920 based on the closing market price of the Company’s Common Stock of $44.70 per share on December 27, 2002.
(5)	On February 21, 2003, the Company granted each of Messrs. Woodworth, Silverglat, Egger, Contreras and Kraner additional options relating to fiscal 2002, covering 31,667, 10,000, 10,833, 8,333 and 7,333 shares, respectively. The additional options granted to Messrs. Woodworth and Silverglat will vest in full on December 31, 2008, subject to accelerated vesting if certain performance conditions are satisfied for the three-year period ending December 31, 2005. The additional options granted to Messrs. Egger, Contreras and Kraner vest ratably over the three year period commencing January 1, 2003.
(6)	Includes (i) $810, as the term cost of life insurance provided in 2002 for Mr. Woodworth pursuant to a split dollar life insurance agreement; (ii) Company contributions for 2002 to the Pulitzer Retirement Savings Plan for Messrs. Woodworth, Silverglat, Egger, Contreras and Kraner in the amounts of $4,591, $4,469, $4,600, $4,599 and $4,600, respectively; Company contributions for 2001 to the Pulitzer Retirement Savings Plan for Messrs. Woodworth, Silverglat, Egger, Contreras and Kraner in the amounts of $5,850, $200, $5,850, $5,548 and $5,379, respectively; Company contributions for 2000 to the Pulitzer Retirement Savings Plan for Messrs. Woodworth, Egger, Contreras and Kraner in the amounts of $5,850, $5,850, $5,343 and $4,596, respectively; and (iii) a medical insurance plan opt-out payment of $2,040 for Mr. Silverglat in 2002.
(7)	Amounts in 2000 include $22,390 moving expenses for Mr. Kraner. Amounts in 2001 and 2002 include moving and relocation expenses of $51,462 and $102,979, respectively, for Mr. Silverglat.

     The following table provides information on option grants with respect to fiscal 2002 to the Named Executives of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

(a)	(b)	(c)	(d)	(e)	(f)	(g)
		% Of
	Number of	Total			Potential Realizable
	Securities	Options			Value at Assumed
	Underlying	Granted			Annual Rates of Stock
	Options	To	Exercise		Price Appreciation
	Granted	Employees	Or Base		for Option Term
	(# of	In Fiscal	Price	Expiration
Name	Shares)(1)(2)	2002(3)	($/Sh)	Date	5%($)(4)	10%($)(4)

Robert C. Woodworth	62,333	13.37%	42.86	12/11/12	1,680,150	4,257,830
Alan G. Silverglat	20,000	4.29%	42.86	12/11/12	539,088	1,366,156
Terrance C. Z. Egger	21,667	4.65%	42.86	12/11/12	584,021	1,480,025
Mark G. Contreras	16,667	3.57%	42.86	12/11/12	449,249	1,138,486
Matthew G. Kraner	14,667	3.15%	42.86	12/11/12	395,341	1,001,871

(1)	On February 21, 2003, the Company granted each of Messrs. Woodworth, Silverglat, Egger, Contreras and Kraner additional options relating to fiscal 2002, covering 31,667, 10,000, 10,833, 8,333 and 7,333 shares, respectively. These additional options are described in note (5) to the Summary Compensation Table.

(2)	In general, each option becomes exercisable in annual one-third increments starting on the first anniversary date of the grant.

(3)	Based on an aggregate of 466,324 stock options granted to all employees in fiscal 2002.

(4)	The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5% and 10% rates set by Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.

     The following table provides information on option exercises in fiscal 2002 by the Named Executives of the Company and the value of such officers’ unexercised options at December 29, 2002:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND DECEMBER 29, 2002 OPTION VALUES

Exercises During Year			Fiscal Year-End

(a)	(b)	(c)	(d)		(e)

			Number of Unexercised		Value of Unexercised
	Shares		Options		In-The-Money
	Acquired		(Shares)		Options($)(1)
	On	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)

Robert C. Woodworth	0	0	318,134	144,000	1,217,285	135,443
Alan G. Silverglat	0	0	22,499	30,001	—	36,800
Terrance C. Z. Egger	0	0	98,633	53,334	227,798	48,167
Mark G. Contreras	0	0	67,833	38,334	241,591	36,201
Matthew G. Kraner	0	0	40,832	33,835	122,464	31,830

(1)	Computed based upon the difference between the closing market price of the Common Stock on December 27, 2002, the last business day of the Company’s 2002 fiscal year, and the exercise price.

(2)	Does not include options to purchase 31,667, 10,000, 10,833, 8,333 and 7,333 shares, respectively, granted to each of Messrs. Woodworth, Silverglat, Egger, Contreras and Kraner on February 21, 2003 relating to fiscal 2002. These options are described in note (5) to the Summary Compensation Table.

DEFINED BENEFIT PLANS

      Pulitzer Inc. Pension Plan. The Pulitzer Inc. Pension Plan (the “Pension Plan”) is a qualified defined benefit plan under Section 401(a) of the Code. In general, the Pension Plan covers only non-union employees who are not covered by the Pulitzer Inc. Cash Balance Plan, including the Company’s executive officers. The Pension Plan provides for payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years, (ii) 1% of monthly earnings for each year of service beyond 25 years, (iii) 0.5% of monthly earnings in excess of “covered compensation” for each year of service up to a total of 35 years (subject to certain limitations), and (iv) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Generally, monthly earnings means the monthly average of an employee’s base earnings in the specified years, covered compensation means base compensation with respect to which social security benefits are earned, and service includes prior service with PPC. Pension Plan benefits become vested upon completion of five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

      Total estimated annual retirement benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner under the Pension Plan, assuming they all continue service at their most recent levels of compensation and retire at age 65 are $49,334, $35,825, $90,079, $95,033 and $98,337, respectively, payable in the form of a single life annuity. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65 and reflects the fact that the benefits provided by the Pension Plan’s formula are subject to certain constraints under the Code. For 2003, the maximum annual benefit is $160,000 under Code Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2003 is $200,000. These dollar amounts are subject to cost of living increases in the future.

PENSION PLAN TABLE

	Estimated Annual Pension Benefits
Annual	For Years of Services Indicated
Compensation
At Retirement	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.

$150,000	$29,398	$34,859	$38,900	$39,810	$40,200
200,000	40,297	47,944	53,699	55,279	56,165
250,000	51,196	61,030	68,497	70,747	72,130
300,000	56,702	74,115	83,296	86,216	88,095
350,000	56,702	75,603	94,504	101,685	104,059
400,000	56,702	75,603	94,504	108,405	120,024
450,000	56,702	75,603	94,504	108,405	122,306
500,000	56,702	75,603	94,504	108,405	122,306

      Supplemental Executive Benefit Pension Plan. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the “Supplemental Plan”) is an unfunded defined benefit plan which provides for the payment of a minimum annual retirement income to executive officers and other designated highly compensated employees, taking into account employer provided benefits earned under the Pension Plan. In general, the retirement pension earned by a Supplemental Plan participant, expressed as an annual single life annuity beginning at the participant’s normal retirement date (age 65 and 5 years of service), is equal to 40% of the participant’s final three-year average compensation multiplied by a fraction, the numerator of which is the number of the participant’s years of credited service, and the denominator of which is 25. The amount of a participant’s benefit, as so determined, is payable by the Company to the extent it is not covered by the employer-provided benefit payable to the participant under the Pension Plan. Participants become vested in their Supplemental Plan benefits after the completion of five years of service. Vested participants who retire between age 55 and 65 may elect to begin receiving reduced annual payments before age 65. The early retirement reduction factor may be waived in specific cases. Mr. Woodworth may be entitled to enhanced Supplemental Plan benefits upon a termination of employment in conjunction with a change in control of the

Company. See “Employment Contracts and Changes in Control Arrangements — Pulitzer Inc. Executive Transition Plan.” Subject to certain conditions, the Supplemental Plan also provides for the payment of a 50% survivor annuity to the surviving spouse of a deceased participant.

      The following table shows the estimated annual pension benefits that would be payable under the existing Supplemental Plan formula, without regard to offsets for the employer-provided benefit payable under the Pension Plan, to persons retiring at age 65 in the specified compensation and years-of-service classifications. The estimated annual Supplemental Plan benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner, assuming continued service at their current levels of compensation and retirement at age 65, payable in the form of a 50% joint and survivor annuity, are $209,806, $34,865, $113,581, $52,455, and $30,603, respectively.

SUPPLEMENTAL PLAN TABLE

		Estimated Annual Pension Benefits For Years of Service
Annual		Indicated
Compensation
At Retirement	15 yrs.	20 yrs.	25 yrs.	30 yrs.	35 yrs.

$150,000	$36,000	$48,000	$60,000	$60,000	$60,000
200,000	48,000	64,000	80,000	80,000	80,000
250,000	60,000	80,000	100,000	100,000	100,000
300,000	72,000	96,000	120,000	120,000	120,000
350,000	84,000	112,000	140,000	140,000	140,000
400,000	96,000	128,000	160,000	160,000	160,000
450,000	108,000	144,000	180,000	180,000	180,000
500,000	120,000	160,000	200,000	200,000	200,000

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreements

      For a description of Mr. Woodworth’s employment agreement see “Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”

      The Company is party to an employment agreement with Terrance C.Z. Egger, which was entered into on August 26, 1998. The initial term ended on March 18, 2001; however, unless terminated, the agreement will continue for successive one-year renewal terms. Under his employment agreement, Mr. Egger is entitled to annual salary, annual incentive compensation based on a target bonus percentage of 50% of salary, and participation in Company benefit plans. If Mr. Egger’s employment is terminated by the Company without “cause” or by him for “good reason,” he will be entitled to severance of up to one year of salary and bonus, continuing group health and life coverage for up to one year, and accelerated vesting of outstanding stock options and restricted stock awards. The agreement also provided for a restricted stock grant of 6,020 shares of Common Stock, which vested on March 18, 2002.

      Pulitzer Inc. Executive Transition Plan. The Pulitzer Inc. Executive Transition Plan, which was adopted in September 2001, provides severance and other payments and benefits upon termination of a participating executive’s employment with the Company and its subsidiaries. The Executive Transition Plan is administered by the Compensation Committee. The rights of each participating executive are fixed by the Compensation Committee in accordance with parameters set forth in the Executive Transition Plan. These parameters include (a) continuing pay and group insurance benefits for up to three years following an involuntary termination of employment (whether or not in conjunction with a change in control), (b) accelerated vesting of stock options and other equity-based compensation awards upon a change in control of the Company (whether or not the executive’s employment is terminated), and (c) enhanced supplemental pension benefits for a participating executive whose employment terminates in conjunction with a change in control. All of the Named Executives have been awarded participation in the Executive Transition Plan. Under the terms of their participation, each of Messrs. Silverglat, Contreras and Kraner will be entitled to receive 1.5 times his annual salary plus bonus, and continuing group health and life coverage for up to 1.5 years if his employment is terminated by the Company without “cause,” other than in connection with a change in control of the Company. If, in contemplation of or within 2 years after a change in control of the Company, any such executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” then he will be entitled to the following payments and benefits: severance equal to two times salary plus bonus, continuing group health and life coverage for two years, and two years of additional service credit under the Company’s Supplemental Executive Benefit Pension Plan. In addition, each such executive’s stock options will be fully vested in the event of a change in control, whether or not his employment is terminated.

      Under the terms of his participation in the Pulitzer Inc. Executive Transition Plan, Mr. Egger is eligible to receive the same benefits as those described above with the following additional provisions: (i) if Mr. Egger’s employment terminates in contemplation of, or within two years after a change in control of the Company, then Mr. Egger will be entitled to an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code and (ii) Mr. Egger can receive reduced severance (including one times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control of the Company. In order to avoid duplication, Mr. Egger’s entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

      Under the terms of his participation in the Pulitzer Inc. Executive Transition Plan, if Mr. Woodworth’s employment is terminated by the Company without “cause” or by him for “good reason,” then Mr. Woodworth will be entitled to receive up to three times his annual salary plus two times his average annual bonus, continuing group health and life insurance coverage for up to three years and accelerated vesting of stock options and restricted stock unit awards. If the termination of Mr. Woodworth’s employment occurs in contemplation of or within three years after a change in control of the Company, then Mr. Woodworth will be entitled to the following payments: severance equal to three times salary plus bonus, continuing group health and life insurance coverage for three years, accelerated vesting and enhanced benefits under the Company’s Supplemental Executive Benefit Pension Plan (including up to three years of additional benefit accrual and a waiver of the actuarial reduction for early payment), and an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code (which would be the case if the value of the payments and benefits he receives due to the change in control is greater than three times his average compensation for the five years prior to the year in which the change in control occurs). Mr. Woodworth can receive reduced severance (including two times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control. Mr. Woodworth’s stock options and restricted stock unit awards will be fully vested in the event of a change in control of the Company, whether or not his employment is terminated. In order to avoid duplication, Mr. Woodworth’s entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring and reviewing the Company’s financial reporting process, systems of internal controls and audit process. During fiscal 2002 the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to the public release of that information.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee reviewed and discussed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, reviewed and discussed the results of the independent auditors’ examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 29, 2002 with management and the independent auditors.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the Securities and Exchange Commission. The Audit Committee reappointed Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2003.

Audit Committee
of the Board Directors

ALICE B. HAYES, Chairperson
SUSAN T. CONGALTON
JAMES M. SNOWDEN, JR.

STOCK PERFORMANCE GRAPH

      The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF CUMULATIVE TOTAL RETURN

(Pulitzer Inc., S&P 500 Index, S&P 500 Publishing Index)

PULITZER INC.

Relative Market Performance
Total Return March 19, 1999-December 31, 2002

[PERFORMANCE GRAPH]

			S&P PUBLISHING
	PULITZER INC.	S&P 500 INDEX	(NEWSPAPER)-INDEX

03/19/99	100.00	100.00	100.00
03/99	95.15	99.01	96.65
06/99	114.65	105.98	110.65
09/99	107.63	99.37	111.83
12/99	95.82	114.15	132.68
03/00	97.53	116.77	113.12
06/00	101.09	113.67	112.56
09/00	103.32	112.57	115.74
12/00	113.14	103.76	119.02
3/01	134.21	91.46	116.42
6/01	128.32	96.81	124.88
9/01	107.99	82.60	109.11
12/01	124.83	91.43	123.17
03/02	131.40	91.68	139.86
06/02	127.90	79.39	133.49
09/02	103.03	65.68	127.09
12/02	111.61	71.22	131.24

      The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) beginning on March 19, 1999, when the Company’s Common Stock was first traded on The New York Stock Exchange, Inc. and for each calendar quarter ended thereafter for the Company, the S&P 500 Index and the S&P 500 Publishing Index is based on the stock price or composite index at March 19, 1999.

      The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P 500 Publishing Index with the investment weighted on market capitalization. Companies included in the S&P 500 Publishing Index are: (i) Dow Jones & Company, Inc., (ii) Gannett Co., Inc., (iii) Knight Ridder, Inc., (iv) McGraw-Hill Companies, (v) Meredith Corp., (vi) The New York Times Company and (vii) Tribune Company.

PROPOSAL NUMBER TWO
APPROVAL OF THE 2003 INCENTIVE PLAN

      On March 11, 2003, the Board of Directors authorized the Compensation Committee to amend and restate the 1999 Stock Option Plan and 1999 Restricted Stock Plan (the “Predecessor Plans”) into a single plan, and approved a 1.0 million share increase in the aggregate number of shares that can be issued (from 3.5 million to 4.5 million) under the combined plan. The Compensation Committee, acting with assistance from counsel and its outside compensation consultant, subsequently approved and adopted the 2003 Incentive Plan, subject to stockholder approval at the Company’s 2003 Annual Meeting of Stockholders. The 2003 Incentive Plan will become effective upon its approval by the Company’s stockholders, at which time the Predecessor Plans will cease to exist as separate plans.

SUMMARY OF THE 2003 INCENTIVE PLAN

      The principal features of the 2003 Incentive Plan, and, where applicable, the corresponding features of the Predecessor Plans, are summarized below. This summary is qualified in its entirety by the provisions of the 2003 Incentive Plan, a copy of which is attached as Appendix A.

      Purpose and Types of Awards. The purpose of the 2003 Incentive Plan is to attract, motivate, reward and retain key personnel of the Company and its subsidiaries through the use of equity-based and cash incentive compensation opportunities, including options to purchase shares of Common Stock, stock awards, stock appreciation rights (“SARs”), dividend equivalent payment rights and other forms of equity-based compensation and cash incentive awards.

      The Predecessor Plans permit the grant only of options, restricted stock and restricted stock unit awards.

      Eligibility. The Company may grant awards under the 2003 Incentive Plan to any present or future directors, officers, employees and other key personnel of the Company or a subsidiary of the Company. For these purposes, a subsidiary of the Company is any entity in which the Company has a direct or indirect ownership interest of at least 50%. As of April 2, 2003, 6 directors, 7 officers, and approximately 150 employees and other key personnel would have been eligible to receive awards under the 2003 Incentive Plan.

      Except for fixed annual option grants to non-employee directors, directors are not eligible to participate in the Predecessor Plans.

      Available Shares. Subject to adjustment to reflect stock dividends and other capital changes, the Company may issue and sell up to 4,500,000 shares of Common Stock under the 2003 Incentive Plan, including shares issued pursuant to grants made under the Predecessor Plans; but excluding shares covered by the unexercised portion of an option that terminates, expires, is canceled or settled in cash, shares forfeited or repurchased under the plan, shares subject to awards that are forfeited, canceled, terminated or settled in cash, shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award and shares subject to SARs or a similar award but not actually delivered in connection with the exercise or settlement of the award. The per share closing sale price of the Common Stock on the New York Stock Exchange, as reported in the St. Louis Post-Dispatch, on April 11, 2003 was $42.98.

      The Predecessor Plans allow the Company to issue up to 3.5 million shares of Common Stock, of which up to 3.0 million shares may be covered by stock option awards and up to 500,000 shares may be issued as restricted stock or unit awards. As of March 30, 2003, of the 3.0 million shares originally reserved for issuance under the 1999 Stock Option Plan, 170,539 had been issued pursuant to the exercise of options, 2,322,526 remained covered by outstanding options and 506,935 remained available for future option awards. As of March 30, 2003, of the 500,000 shares originally approved for issuance under the 1999 Restricted Stock Plan, 47,207 had been issued and 102,983 remained subject to outstanding awards and 377,810 remained available for future awards. In effect, the 2003 Incentive Plan adds 1.0 million shares to the pool of 3.5 million shares available for issuance under the Predecessor Plans and eliminates the 3.0 million and 500,000 share limitations for options and restricted stock or unit awards. The 1999 Stock Option Plan further limits the number of shares issuable to non-employee directors to 200,000; the 2003 Incentive Plan does not contain this limitation.

      In any single calendar year, no employee may be granted options and SARs relating to more than 200,000 shares of Common Stock (as adjusted to reflect stock splits and other capital changes). In any single calendar year, no employee may earn other equity awards, subject to performance–based vesting criteria, relating to more than the employee’s “annual limit,” which for this purpose, is 100,000 shares (as adjusted to reflect stock splits and other capital changes) plus the amount of the employee’s unused share-based “annual limit” as of the close of the previous year. With regard to performance-based cash incentives awarded under the 2003 Incentive Plan, no employee may be granted awards authorizing the “earning” during any calendar year of an amount that exceeds the employee’s “annual limit,” which for this purpose shall equal $3.5 million plus the amount of the employee’s unused cash “annual limit” as of the close of the previous year. “Earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition. An employee’s “annual limit” is used to the extent a cash or share amount may be potentially earned under an award, regardless of whether such amount is in fact earned.

      Under the Predecessor Plans, there is a 200,000 share limit on the number of shares covered by options granted to any employee in any year, with no limit on annual restricted stock or unit awards, and no provision for cash incentive awards.

      Administration. The 2003 Incentive Plan will be administered by a committee comprised of at least two directors appointed by and serving at the pleasure of the Board of Directors (the “Committee”), except that, the Board of Directors will have sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors. The Committee will determine whether, when and to whom awards will be made. The Committee will also determine the terms and conditions of each award and will have authority to interpret, apply and construe the provisions of the 2003 Incentive Plan or an award, subject to the foregoing. It is expected that the Board of Directors will appoint the Compensation Committee as the Committee under the 2003 Incentive Plan.

      Subject to applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Without limiting the foregoing, the Committee may delegate to the Chairman or Chief Executive Officer of the Company annual discretion to grant a limited number of options to eligible employees, and the Committee may delegate to a subcommittee the authority to grant and administer awards to senior executives.

      Amendment and Termination. The 2003 Incentive Plan may be amended or terminated at any time by the Board of Directors, subject, however, to stockholder approval in the case of certain material enhancements such as an increase in the aggregate number of shares available under the plan, an increase in the individual “annual limits” on option, SAR and other equity awards described above or a modification in the class of persons eligible to receive awards. Unless terminated earlier by the Board of Directors, the 2003 Incentive Plan will terminate on October 28, 2008, the original termination date of the Predecessor Plans.

      Stock Option Awards. Stock options granted under the 2003 Incentive Plan will have such vesting and other terms and conditions as the Committee may determine and the Committee may impose restrictions on shares acquired upon, and/or make or impose such other arrangements or conditions as it deems appropriate for the deferral of income attributable to the exercise of options. The 1999 Stock Option Plan provides that no option will become exercisable unless the optionee remains in service for at least 6 months from the date of grant (or for such other period the Committee may designate) and that the Committee will determine any other vesting or other restrictions on the exercise of options granted, or shares acquired, thereunder.

      The exercise price per share of a stock option award may not be less than 85% of the fair market value of a share of Common Stock on the date the option is granted. The exercise price per share for options granted to non-employee directors may not be less than the fair market value of a share of Common Stock on the date the option is granted.

      The “repricing” (as defined in the 2003 Incentive Plan) of options granted under the 2003 Incentive Plan is not permitted without stockholder approval.

      All options must expire no later than ten years from the date of grant. Under the 2003 Incentive Plan, the Committee may establish such exercisability and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the Committee deems appropriate on a grant-by-grant basis. Under the 1999 Stock Option Plan, unless otherwise permitted by the Committee, no option may be exercised more than 60 days after termination of the optionee’s service (or, if the optionee’s service is terminated by reason of retirement, disability or death, three years thereafter).

      2003 Formula Option Grants to Non-Employee Directors. As under the 1999 Stock Option Plan, the Company will grant an option to purchase 3,000 shares of Common Stock for 2003 on the day following the 2003 Annual Meeting of Stockholders to eligible non-employee directors. Such options will have an exercise price equal to the fair market value of the Common Stock on the date of grant, will not be exercisable if the optionee’s service as a director ends prior to the next annual meeting (other than due to death or disability) and will generally continue to be exercisable for three years following the date of the optionee’s termination of service as a member of the Board of Directors. Unless the Board of Directors determines otherwise, no automatic option grants will be made to non-employee directors after 2003.

      Stock Awards. The Committee may grant stock awards upon such terms and conditions as the Committee may determine. Stock awards may take the form of a transfer of shares of Common Stock or an award of stock units representing a right to receive shares of Common Stock in the future and, in either case, may be subject to designated vesting conditions and transfer restrictions. The purchase price payable for shares transferred pursuant to a stock award must be at least equal to their par value, unless other lawful consideration is received or treasury shares are delivered.

      Unless the Committee determines otherwise, a non-vested stock award will be forfeited upon the recipient’s termination of service. If a non-vested stock award is forfeited, the recipient will be entitled to receive from the Company an amount equal to any cash purchase price paid by him for the shares covered by the forfeited award. With respect to any stock award, unless and until all applicable vesting conditions, if any, are satisfied and vested shares are issued, neither the stock award nor any shares of Common Stock issued pursuant to the award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the award or the 2003 Incentive Plan.

      Unless otherwise determined by the Committee, the recipient of a stock award will be entitled to receive dividend payments (or, in the case of an award of stock units, dividend equivalent payments) on or with respect to the shares that remain covered by the award (which the Committee may specify are payable on a deferred basis and are forfeitable to the same extent as the underlying award), may exercise voting rights if and to the extent shares of Common Stock have been issued to him pursuant to the award, and will have no other rights as a stockholder with respect to such shares unless and until the shares are issued to him free of all conditions and restrictions under the 2003 Incentive Plan.

      Other Equity-Based Awards. The Committee may grant SARs, dividend equivalent payable rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons. These awards may entail the transfer of shares of Common Stock to an award recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable tax and/or other laws. This authority was not included in the Predecessor Plans. A SAR constitutes a conditional right of the recipient to receive, in cash or shares of equivalent value, an amount equal to the fair market value of a share at an exercise or designated settlement date minus a specified base price; the base price shall be an amount not less than 85% of the fair market value of a share at the date of grant of the SAR.

      Performance-Based Awards. The Committee may condition the grant, exercise, vesting or settlement of equity-based award made under the 2003 Incentive Plan on the achievement of specified objective performance goals. In addition, incentive awards, including annual incentive awards and long-term incentive awards, denominated as cash amounts, may be granted under the 2003 Incentive Plan, which awards may be earned by achievement of specified performance goals. The performance period during which achievement of such performance goals may be measured may be any period specified by the Committee. A performance goal must be prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period and must be based on any one or more of the following business criteria (which, where applicable, may be applied to an individual, a subsidiary, business unit or division, of the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):

      (i)   total revenue or any key component thereof;

      (ii)  levels of paid circulation, distribution or readership;

(iii)	operating income, pre-tax or after-tax income from continuing operations, EBITA, EBITDA or net income;

(iv)	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

      (v)   earnings per share or earnings per share from continuing operations (basic or diluted);

      (vi)  return on capital employed, return on invested capital, return on assets or net assets;

      (vii)  after-tax return on stockholders’ equity;

      (viii) economic value created;

      (ix)  operating margins or operating expenses;

      (x)  value of the Company’s Common Stock or total return to stockholders;

      (xi)  value of an investment in the Company’s Common Stock assuming the reinvestment of dividends;

(xii)	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, advertiser satisfaction, reader satisfaction, employee satisfaction, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

      (xiii) a combination of any or all of the foregoing criteria.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under Section 162(m) and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to enhance the value of an award that is subject to performance-based conditions. The Predecessor Plans do not expressly provide for performance-based awards.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      An optionee will not recognize taxable income upon the grant of an option. In general, the holder of an option which does not qualify as an “incentive stock option” (within the meaning of Section 422 of the Code) will recognize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company will receive a corresponding deduction, subject to the executive compensation deduction limitation of Section 162(m) of the Code. Upon a later sale of the stock, the optionee will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income realized on the exercise.

      The holder of an “incentive stock option” will not recognize taxable income upon the exercise of the option (although, on exercise, the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the “incentive stock option” is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain recognized on the sale is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an incentive stock option, and the Company receives a corresponding deduction, subject to the executive compensation deduction limitation of Section 162(m) of the Code. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date and the optionee is employed by the Company (or its subsidiaries) at all times beginning on the date of grant and ending on the date three months (or, in the case of disability, one year) prior to the exercise date, then all gain or loss recognized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment is applied to reduce the gain for alternative minimum tax purposes.

      It is possible that compensation recognized under the 2003 Incentive Plan by certain executive officers will not be deductible by the Company by reason of the executive compensation deduction limitation of Section 162(m) of the Code.

2003 INCENTIVE PLAN BENEFITS

      Other than with regard to the automatic grant of 3,000 options to each non-employee director on the day following the 2003 Annual Meeting of Stockholders, the amount of each participant’s award under the 2003 Incentive Plan, if any, for the 2003 fiscal year will be determined based on the discretion of the Committee and therefore cannot be calculated. As a result, except with regard to the automatic option grants to non-employee directors set forth in the following table, the Company cannot determine the number or type of awards that will be granted under the 2003 Incentive Plan to any participant for the 2003 fiscal year.

2003 INCENTIVE PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Options

Robert C. Woodworth	—	*
Alan G. Silverglat	—	*
Terrance C.Z. Egger	—	*
Mark G. Contreras	—	*
Matthew Kraner	—	*
Executive Group	—	*
Non-Executive Director Group	—	18,000	(1)
Non-Executive Officer Employee Group	—	*

*	The number or type of awards, if any, that will be granted for the 2003 fiscal year is not determinable at this time.

(1)	Assumes Messrs. Bush and Ridgway are re-elected at the 2003 Annual Meeting of Stockholders.

      The following table sets forth the number of options and restricted shares or units received by the persons or groups listed below as of April 2, 2003 pursuant to the Predecessor Plans.

STOCK OPTIONS AND RESTRICTED SHARES OR UNITS GRANTED UNDER

THE PREDECESSOR PLANS

Participant(1)	Title	Award Type	Amount

Robert C. Woodworth	Director; President and Chief	Options	493,800
	Executive Officer	Restricted Stock Units	108,880
Alan G. Silverglat	Senior Vice President —	Options	82,500
	Finance	Restricted Stock	—
Terrance C.Z. Egger	Senior Vice President	Options	162,800
		Restricted Stock	11,969
Mark G. Contreras	Vice President	Options	114,500
		Restricted Stock	—
Matthew Kraner	Vice President	Options	82,000
		Restricted Stock	—
Executive Group		Options	1,003,950
		Restricted Stock/Units	120,849
Non-Executive Directors as a		Options	492,870
Group(2)		Restricted Stock	—
William Bush(2)	Director	Options	15,000
		Restricted Stock	—
Michael E. Pulitzer(2)	Director; Chairman of the Board	Options	264,800
		Restricted Stock	—
Ronald H. Ridgway(2)	Director	Options	159,070
		Restricted Stock	—
Richard W. Moore	—	Options	—
		Restricted Stock	—
Non-Executive Employees as a		Options	1,162,586
Group		Restricted Stock	3,705

(1)	No awards have been made under the Predecessor Plans to associates of directors, nominees or executive officers of the Company.

(2)	Reflects the grant of options to purchase 3,000 shares of Common Stock to be made on the day following the 2003 Annual Meeting of Stockholders to each of Ms. Congalton, Dr. Hayes, Messrs. Elkins and Snowden and, if re-elected, Messrs. Bush and Ridgway.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table provides information as of the last day of the 2002 fiscal year regarding securities issued under the Company’s equity compensation plans that were in effect during fiscal 2002:

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,383,166	$43.55	1,493,136
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,383,166	$43.55	1,493,136

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE 2003 INCENTIVE PLAN

PROPOSAL NUMBER THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Audit Committee of the Board of Directors of the Company considers it desirable that its appointment of the independent auditors be ratified by the stockholders. Deloitte & Touche LLP served as the independent auditors for the Company for its 2002 fiscal year and will serve in that capacity for the Company for the 2003 fiscal year. The Audit Committee will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

      A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

      For the Company’s fiscal year ended December 29, 2002, fees for professional services performed by Deloitte & Touche LLP were as follows:

Audit Fees	$405,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees(a)	362,535

Total	$767,535

(a)	Includes fees of $30,000 for the audit of the Company’s employee benefit plans, $79,840 for tax services and $252,695 for analysis and consultation regarding the Company’s medical benefit plans. For the fiscal year ending December 29, 2002, the Company’s internal audits were performed by Rubin, Brown, Gornstein & Co. LLP.

      The Audit Committee of the Board of Directors has determined that the performance of services related to “All Other Fees” is compatible with maintaining the independence of Deloitte & Touche LLP.

STOCKHOLDER PROPOSALS

      All stockholder proposals that are intended to be presented at the 2004 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 8, 2003, for inclusion in the Board of Directors’ proxy statement and form of proxy relating to such meeting.

OTHER BUSINESS

      The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. Whether or not you expect to attend the meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

By Order of the Board of Directors

JAMES V. MALONEY
Secretary

Dated: April 16, 2003

      A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER INC., ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

      OUR 2002 FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.PULITZERINC.COM. OUR FORM 10-K IS NOT PROXY SOLICITING MATERIAL.

APPENDIX A

PULITZER INC.

2003 INCENTIVE PLAN

      1. Background. The purpose of the Pulitzer Inc. 2003 Incentive Plan (the “Plan”) is to attract, motivate, reward and retain key personnel of Pulitzer Inc. (the “Company”) and its subsidiaries through the use of equity-based and cash incentive compensation opportunities (“Awards”), including (a) options to purchase shares of the Company’s common stock, $.01 par value (“Common Stock”), granted under Section 5, (b) stock awards granted under Section 6, (c) stock appreciation rights (“SARs”), dividend equivalent payment rights and other forms of equity-based compensation granted under Section 7, and (d) cash incentive awards granted under Section 8. The Plan amends, restates and consolidates into a single plan the Pulitzer Inc. 1999 Stock Option Plan and the Pulitzer Inc. 1999 Key Employees’ Restricted Stock Purchase Plan (the “Predecessor Plans”).

      2. Eligibility. The Company may grant Awards under the Plan to any present or future directors, officers, employees and other key personnel of the Company or a subsidiary of the Company. For Plan purposes, a subsidiary of the Company is any entity in which the Company has a direct or indirect ownership interest of at least 50%.

      3. Limitations on Company Stock Awards Under the Plan.

(a) Aggregate Share Limitation. The Company may issue and sell up to 4,500,000 shares of Common Stock under the Plan, inclusive of shares issued pursuant to grants made under the Predecessor Plans, but exclusive of (1) shares covered by the unexercised portion of an option that terminates, expires, is canceled or is settled in cash, (2) shares forfeited or repurchased under the Plan, (3) shares subject to Awards that are forfeited, canceled, terminated or settled in cash, (4) shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award, and (5) shares subject to SARs or a similar Award but not actually delivered in connection with the exercise or settlement of the Award.

(b) Individual Employee Limitations. In any calendar year, (1) no employee may be granted options and SARs relating to more than 200,000 shares of Common Stock, and (2) no employee may earn other equity Awards subject to performance-based vesting criteria described in Section 8 relating to more than the employee’s Annual Limit, which for this purpose shall equal 100,000 shares of Common Stock plus the amount of the employee’s unused share-based Annual Limit as of the close of the previous year. With respect to performance-based Awards pursuant to Section 8 not valued by reference to Common Stock at the date of grant (so that the foregoing limitations would not operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4)), no employee may be granted Awards authorizing the earning during any calendar year of an amount that exceeds the employee’s Annual Limit, which for this purpose shall equal $3.5 million plus the amount of the employee’s unused cash Annual Limit as of the close of the previous year. For purposes of this Section 3(b), (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) an employee’s Annual Limit is used to the extent a cash or share amount may be potentially earned under an Award, regardless of whether such amount is in fact earned.

      4. Administration.

(a) Committee. The Plan will be administered by a committee (the “Committee”) comprised of at least two members of the Company’s Board of Directors (the “Board”). The members of the Committee will be appointed by and serve at the pleasure of the Board.

(b) Responsibility and Authority of Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (1) select the persons to whom Awards will be made, (2) prescribe the terms and conditions of each Award and make amendments thereto, (3) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Award made under the Plan, and (4) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. Notwithstanding the foregoing, the Board will have sole responsibility and authority for matters relating to the grant and administration of Awards to non-employee directors, and reference herein to the Committee with respect to any such matters will be deemed to refer to the Board. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Without limiting the foregoing, the Committee may delegate to the Chairman and Chief Executive Officer of the Company annual discretion to grant a limited number of options to eligible employees, and the Committee may delegate to a subcommittee the authority to grant and administer Awards to senior executives, including stock options and Awards subject to performance-based criteria described in Section 8. If the Committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.

(d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee or subcommittee appointed by the Committee and any employee or director of the Company or of a subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

      5. Stock Option Awards. Stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares acquired upon, and/or make or impose such other arrangements or conditions as it deems appropriate for the deferral of income attributable to, the exercise of options granted under the Plan.

(a) Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 85% of fair market value on the date the option is granted. In the case of options granted to non-employee directors and “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) granted to employees, the exercise price may not be less than 100% of fair market value on the date the option is granted (110% in the case of “incentive stock options” granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For Plan purposes, unless otherwise determined by the

Committee, the fair market value of a share of Common Stock on any date is the closing price per share in consolidated trading of securities listed on the principal national securities exchange on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the next preceding date on which such shares are traded.

(b) Limitation on Repricing of Options. Unless and except to the extent otherwise approved by the stockholders of the Company, the “repricing” of options granted under the Plan shall not be permitted. For this purpose, “repricing” means: (1) amending the terms of an option after it is granted to lower its exercise price, (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying shares, in exchange for another option, restricted stock, or other equity; provided, however, that a cancellation, exchange or other modification to an option that occurs in connection with a merger, acquisition, spin-off or other corporate transaction, including under Section 9 (relating to capital and other corporate changes) will not be deemed a repricing. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the option, restricted stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the option holder.

(c) Maximum Duration. Unless sooner terminated in accordance with its terms, an option will automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an “incentive stock option” granted to an employee who is a 10% stockholder).

(d) Effect of Termination of Employment or Service. The Committee may establish such exercisability and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries (“Termination of Service”) as the Committee deems appropriate on a grant-by-grant basis.

(e) Nontransferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.

(f) Manner of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of shares to be purchased pursuant to that option, together with payment of the exercise price, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, in the form of unrestricted shares of Common Stock (to the extent of the fair market value thereof) if the surrender or withholding of such shares does not result in the recognition of additional accounting expense by the Company or, subject to applicable law, by any other form of consideration deemed appropriate. In addition, the Committee may permit optionees to elect to defer the delivery of shares representing the profit upon exercise of an option, subject to such terms, conditions and restrictions as the Committee may specify.

(g) Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied fully.

(h) 2003 Formula Option Grant to Non-Employee Directors. In accordance with the Pulitzer Inc. 1999 Stock Option Plan, as previously in effect, the Company will grant an option to purchase 3,000 shares of Common Stock on the day following the 2003 annual meeting of the Company’s stockholders to eligible non-employee directors. Unless the Board determines otherwise, no automatic option grants will be made to non-employee directors after 2003.

      6. Stock Awards. The Committee may grant stock Awards upon such terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine. A stock Award may take the form of the issuance and transfer to the recipient of shares of Common Stock or a grant of stock units representing a right to receive shares of Common Stock in the future and, in either case, may be subject to designated vesting conditions and transfer restrictions.

(a) Minimum Purchase Price. The purchase price payable for shares of Common Stock transferred pursuant to a stock Award must be at least equal to their par value, unless other lawful consideration is received by the Company for the issuance of the shares or treasury shares are delivered in connection with the Award.

(b) Stock Certificates for Non-Vested Stock. Shares of Common Stock issued pursuant to a non-vested stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for shares is issued before the stock Award vests, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares, and the Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for shares issued pursuant to non-vested stock Awards, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the Award.

(c) Stock Certificates for Vested Stock. The recipient of a vested stock Award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for vested shares covered by the Award, subject, however, to the payment or satisfaction of withholding tax obligations in accordance with Section 10. The delivery of vested shares covered by an Award of stock units may be deferred if and to the extent provided by the terms of the Award or directed by the Committee.

(d) Rights as a Stockholder. Unless otherwise determined by the Committee, (1) the recipient of a stock Award will be entitled to receive dividend payments (or, in the case of an Award of stock units, dividend equivalent payments) on or with respect to the shares that remain covered by the Award (which the Committee may specify are payable on a deferred basis and are forfeitable to the same extent as the underlying Award), (2) the recipient of a non-vested stock Award may exercise voting rights if and to the extent that shares of Common Stock have been issued to him pursuant to the Award, and (3) the recipient will have no other rights as a stockholder with respect to such shares unless and until the shares are issued to him free of all conditions and restrictions under the Plan.

(e) Nontransferability. With respect to any stock Award, unless and until all applicable vesting conditions, if any, are satisfied and vested shares are issued, neither the stock Award nor any shares of Common Stock issued pursuant to the Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the Award or the Plan. Any attempt to do any of the foregoing before such time shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the shares or the Award, as the case may be.

(f) Termination of Service Before Vesting; Forfeiture. Unless the Committee determines otherwise, a non-vested stock Award will be forfeited upon the recipient’s Termination of Service. If a non-vested stock Award is forfeited, any certificate representing shares subject to such Award will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price paid by him for such shares. If an Award of stock units is forfeited, the recipient will have no further right to receive the shares of Common Stock represented by such units.

      7. Other Equity-Based Awards. The Committee may grant SARs, dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based Awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this Section may entail the transfer of shares of Common Stock to an Award recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable tax and/or other laws. Shares of Common Stock covered by an Award made under this Section will be deemed to have been issued under the Plan for the purpose of applying the aggregate share limitation of Section 3(a) if and when such shares or the Award to which such shares relate shall become vested. An SAR constitutes a conditional right of the recipient to receive, in cash or shares of equivalent value, an amount equal to the fair market value of a share at an exercise or designated settlement date minus a specified base price; the base price shall be an amount not less than 85% of the fair market value of a share at the date of grant of the SAR.

      8. Performance-Based Awards.

(a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based Awards on the achievement of specified performance goals in accordance with this Section. In addition, incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated as cash amounts, may be granted under this Section 8, which Awards may be earned by achievement of specified performance goals in accordance with this Section. The performance period during which achievement of such performance goals may be measured may be any period specified by the Committee.

(b) Objective Performance Goals. A performance goal established in connection with an Award covered by this Section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):

(i) total revenue or any key component thereof;

(ii) levels of paid circulation, distribution or readership;

(iii) operating income, pre-tax or after-tax income from continuing operations, EBITA, EBITDA or net income;

(iv) cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

(v) earnings per share or earnings per share from continuing operations (basic or diluted);

(vi) return on capital employed, return on invested capital, return on assets or net assets;

(vii) after-tax return on stockholders’ equity;

(viii) economic value created;

(ix) operating margins or operating expenses;

(x) value of the Company’s Common Stock or total return to stockholders;

(xi) value of an investment in the Company’s Common Stock assuming the reinvestment of dividends;

(xii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, advertiser satisfaction, reader satisfaction, employee satisfaction, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xiii) a combination of any or all of the foregoing criteria.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for Awards intended to qualify as “performance-based” under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based Award has been earned. The Committee may not exercise its discretion to enhance the value of an Award that is subject to performance-based conditions imposed under this Section.

      9. Capital Changes, Reorganization, Sale.

(a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the maximum number of shares with respect to which options, SARs or other equity Awards may be granted to or earned by any employee in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding restricted stock unit or other-equity-based Award, and any per-share base or purchase price or target market price included in the terms of any such Award, and related terms shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all optionees shall be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then all outstanding options shall be converted into options to purchase shares of Exchange Stock. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock shall receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as the vesting conditions set forth in the original option agreement. The Board, acting in its discretion, may accelerate vesting of non-vested stock Awards and other Awards, provide for cash settlement and/or make such other adjustments to the terms of any outstanding Award as it deems appropriate in the context of an Exchange Transaction, taking into account the manner in which outstanding options are being treated.

(c) Definition of Exchange Transaction. For purposes hereof, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

(d) Fractional Shares. In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such Award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

      10. Tax Withholding. As a condition to the exercise of any Award or the delivery of any shares of Common Stock pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary relating to an Award (including, without limitation, an income tax deferral arrangement pursuant to which employment tax is payable currently), the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules); provided, however, that no shares may be withheld if and to the extent that such withholding would result in the recognition of additional accounting expense by the Company.

      11. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may materially adversely affect a holder’s rights under an outstanding Award without his written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the Plan, the maximum number of shares with respect to which options, SARs or other equity Awards may be granted to any employee in any calendar year, or that would modify the class of persons eligible to receive Awards shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or Award made hereunder at any time and from time to time, provided, however, that any amendment which would materially adversely affect a holder’s rights under an outstanding Award may not be made without his consent.

      12. General Provisions.

(a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.

(b) Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) No Employment or other Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(e) Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

(f) Certain Limitations Relating to Accounting Treatment of Awards. At any time that the Company is accounting for stock-denominated Awards (other than SARs) under Accounting Principles Board Opinion 25 (“APB 25”), the Company intends that, with respect to such Awards, the compensation measurement date for accounting purposes shall occur at the date of grant or the date performance conditions are met if an Award is fully contingent on achievement of performance goals, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement would result, under APB 25, in “variable” accounting or a measurement date other than the date of grant or the date such performance conditions are met with respect to such Awards, if the Committee was not specifically aware of such accounting consequence at the time such Award was granted or provision otherwise became effective, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee, subject to Section 11 of the Plan.

(g) Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and Awards which do not qualify as “performance-based compensation” under Section 162(m) of the Code.

      13. Governing Law. All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

      Term of the Plan. The Plan shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”), at which time the Predecessor Plans will thereupon be consolidated and restated. Unless sooner terminated by the Board, the Plan shall terminate on October 28, 2008, which is the original termination date of the Predecessor Plans. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ELECTRONIC DELIVERY OF NEXT YEAR’S PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit: http://www.econsent.com/ptz

— FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —

PROXY

PULITZER INC.
THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD May 22, 2003

Michael E. Pulitzer and David E. Moore, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the “Company”) held of record by the undersigned on April 2, 2003, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on May 22, 2003, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, MO 63105, and at any adjournment thereof.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signor acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 22, 2003, the Proxy Statement of the Company, each dated April 16, 2003, and the Company’s Annual Report for the fiscal year ended December 29, 2002, each of which has been furnished herewith.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dear Stockholder:

Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the attached proxy card.

To vote your shares by these means, please use the control number printed in the box below. The series of numbers that appears in the box below must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephone vote before 12:01 a.m. on May 22, 2003.

Voter Control Number

Your vote is important. Thank you for voting.

Vote-by-Internet			Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/ptz		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
		OR
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the attached proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back the proxy card.

— DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —

☒	Please mark your votes as in this example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW AND “FOR” PROPOSALS 2 and 3.

1. Proposal No. 1-Election of three Class B Directors and one Class C Director.

Nominees:	(01) William Bush, (02) Michael E. Pulitzer,
(03) Ronald H. Ridgway, (04) Richard W. Moore.

	FOR all nominees listed above (except as marked to the contrary below)	☐	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

☐

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE LINE SET FORTH ABOVE.

		FOR	AGAINST	ABSTAIN
2.	Proposal No. 2 — Approval of the Pulitzer Inc. 2003 Incentive Plan.	☐	☐	☐

3.	Proposal No. 3 — Ratification of the appointment of Deloitte & Touche LLP, as independent auditors of the Company for the 2003 fiscal year.	☐	☐	☐

THE UNDERSIGNED HEREBY REVOKES ANY PROXY TO VOTE SHARES OF COMMON STOCK OF THE COMPANY HERETOFORE GIVEN BY THE UNDERSIGNED.

Please sign exactly as name appears hereon. Each joint owner should sign. Executors, administrators, trustees, etc., should give full title.

SIGNATURE:	DATE	SIGNATURE:	DATE